Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2025 Results

Raises Fiscal 2025 Outlook

Lakewood, Colorado, May 8, 2025. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2025 ended March 31, 2025.

Highlights for Second Quarter Fiscal 2025 Compared to Second Quarter Fiscal 2024

●	Net sales increased 9.0% to $335.8 million;
●	Daily average comparable store sales increased 8.9%, and accelerated to 16.4% on a two-year basis;
●	Net income increased 64.6% to $13.1 million, with diluted earnings per share of $0.56;
●	Adjusted EBITDA increased 33.3% to $26.3 million; and
●	Opened two new stores.

“Our second quarter results were exceptional as we delivered record sales and earnings. Daily average comparable store sales increased 8.9%, with transaction count up 5.9% and transaction size increasing 2.8%. Moreover, sales growth continued to be broad-based across product categories, geographic regions and store vintages, and was relatively consistent throughout the second quarter,” said Kemper Isely, Co-President. “We believe there is a continuing trend in consumers’ prioritization of health and wellness, including a heightened focus on food and nutrition, and that we are well positioned to capitalize on this dynamic. New customers are increasingly drawn to our relevant value offering of high-quality, natural and organic products at Always AffordableSM prices. Furthermore, we are enhancing customer engagement through our effective marketing initiatives, compelling offers and {N}power® rewards program.”

Mr. Isely added, “In addition to strong sales growth yielding expense leverage, effective promotions and enhanced store productivity drove the operating margin improvement of 150 basis points and the 60% increase in diluted earnings per share. Based on the strong second quarter results, we are increasing our fiscal 2025 outlook for daily average comparable store sales growth and diluted earnings per share.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2025 Compared to Second Quarter Fiscal 2024

Net sales during the second quarter of fiscal 2025 increased $27.7 million, or 9.0%, to $335.8 million, compared to the second quarter of fiscal 2024, due to a $27.2 million increase in comparable store sales and a $3.5 million increase in new store sales, partially offset by a $2.9 million decrease in net sales related to closed stores. Daily average comparable store sales increased 8.9% in the second quarter of fiscal 2025, comprised of a 5.9% increase in daily average transaction count and a 2.8% increase in daily average transaction size.

Gross profit during the second quarter of fiscal 2025 increased $11.4 million, or 12.6%, to $101.7 million, compared to $90.4 million in the second quarter of fiscal 2024. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 100 basis points to 30.3% during the second quarter of fiscal 2025, compared to 29.3% in the second quarter of fiscal 2024. The increase in gross margin was driven by higher product margin primarily attributed to effective promotions.

Store expenses during the second quarter of fiscal 2025 increased 5.1% to $72.8 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 21.7% during the second quarter of fiscal 2025, down from 22.5% in the second quarter of fiscal 2024. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the second quarter of fiscal 2025 increased 15.8% to $11.0 million, driven by higher compensation expenses and technology expenses. Administrative expenses as a percentage of net sales were 3.3% in the second quarter of fiscal 2025, up from 3.1% in the second quarter of fiscal 2024.

Operating income for the second quarter of fiscal 2025 increased 55.9% to $17.6 million. Operating margin during the second quarter of fiscal 2025 was 5.2%, up from 3.7% in the second quarter of fiscal 2024.

Net income for the second quarter of fiscal 2025 was $13.1 million, or $0.56 diluted earnings per share, compared to net income of $8.0 million, or $0.35 diluted earnings per share, for the second quarter of fiscal 2024.

Adjusted EBITDA for the second quarter of fiscal 2025 was $26.3 million, compared to $19.7 million in the second quarter of fiscal 2024.

Operating Results — First Six Months Fiscal 2025 Compared to First Six Months Fiscal 2024

During the first six months of fiscal 2025, net sales increased $56.1 million, or 9.2%, to $666.0 million, compared to the first six months of fiscal 2024, due to a $53.8 million increase in comparable store sales and a $6.4 million increase in new store sales, partially offset by a $4.1 million decrease in sales related to closed stores. Daily average comparable store sales increased 8.9% in the first six months of fiscal 2025, comprised of a 5.6% increase in daily average transaction count and a 3.1% increase in daily average transaction size.

Gross profit during the first six months of fiscal 2025 increased $21.5 million, or 12.0%, to $200.6 million, compared to $179.1 million in the first six months of fiscal 2024. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased to 30.1% during the first six months of fiscal 2025, compared to 29.4% in the first six months of fiscal 2024. The increase in gross margin was driven by higher product margin primarily attributed to effective promotions, and store occupancy cost leverage.

Store expenses during the first six months of fiscal 2025 increased 6.6% to $146.3 million, primarily driven by higher compensation expenses. Store expenses as a percentage of net sales were 22.0% during the first six months of fiscal 2025, down from 22.5% in the first six months of fiscal 2024. The decrease in store expenses as a percentage of net sales reflects expense leverage.

Administrative expenses during the first six months of fiscal 2025 increased 19.1% to $22.5 million, driven by higher compensation expenses and technology expenses. Administrative expenses as a percentage of net sales were 3.4% during the first six months of fiscal 2025, up from 3.1% in the first six months of fiscal 2024.

Operating income for the first six months of fiscal 2025 increased 40.1% to $30.9 million. Operating margin during the first six months of fiscal 2025 was 4.6%, compared to 3.6% in the first six months of fiscal 2024.

Net income for the first six months of fiscal 2025 was $23.0 million, or $0.99 diluted earnings per share, compared to net income of $15.7 million, or $0.68 diluted earnings per share, for the first six months of fiscal 2024.

Adjusted EBITDA for the first six months of fiscal 2025 was $49.1 million, compared to $38.5 million in the first six months of fiscal 2024.

Balance Sheet and Cash Flow

As of March 31, 2025, the Company had $21.2 million in cash and cash equivalents, and no outstanding borrowings on its $72.5 million revolving credit facility.

During the first six months of fiscal 2025, the Company generated $36.7 million in cash from operations and invested $15.9 million in net capital expenditures, primarily for new and relocated/remodeled stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.12 per common share. The dividend will be paid on June 11, 2025 to stockholders of record at the close of business on May 27, 2025.

Growth and Development

During the second quarter of fiscal 2025, the Company opened two new stores. The Company ended the second quarter with 169 stores in 21 states.

Fiscal 2025 Outlook

The Company is raising its fiscal 2025 outlook for daily average comparable store sales growth and diluted earnings per share, and updating its outlook for new stores. The Company expects:

Fiscal 2025	Prior Outlook	Updated Outlook
Number of new stores	4 to 6	3 to 4
Number of relocations/remodels	2 to 4	2 to 4
Daily average comparable store sales growth	5.0% to 7.0%	6.5% to 7.5%
Diluted earnings per share	$1.57 to $1.65	$1.78 to $1.86

Capital expenditures (in millions)	$36 to $44	$36 to $44

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q2 FY 2025 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The grocery products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial flavors, preservatives, or sweeteners (as defined in its standards), synthetic colors, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 169 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory, trade policy and other factors, and other risks detailed in the Company's Annual Report on Form 10-K and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024
Net sales	$335,769	308,092	665,990	609,842
Cost of goods sold and occupancy costs	234,021	217,735	465,418	430,725
Gross profit	101,748	90,357	200,572	179,117
Store expenses	72,755	69,204	146,281	137,216
Administrative expenses	11,023	9,522	22,537	18,929
Pre-opening expenses	417	370	853	908
Operating income	17,553	11,261	30,901	22,064
Interest expense, net	(750)	(1,177)	(1,673)	(2,071)
Income before income taxes	16,803	10,084	29,228	19,993
Provision for income taxes	(3,702)	(2,123)	(6,189)	(4,277)
Net income	$13,101	7,961	23,039	15,716

Net income per share of common stock:
Basic	$0.57	0.35	1.01	0.69
Diluted	$0.56	0.35	0.99	0.68
Weighted average number of shares of common stock outstanding:
Basic	22,935,698	22,759,131	22,919,457	22,755,307
Diluted	23,273,700	23,061,119	23,215,633	23,015,842

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2025	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$21,209	8,871
Accounts receivable, net	12,449	12,610
Merchandise inventory	124,774	120,672
Prepaid expenses and other current assets	4,816	4,905
Total current assets	163,248	147,058
Property and equipment, net	180,847	178,609
Other assets:
Operating lease assets, net	266,488	275,111
Finance lease assets, net	38,596	40,752
Other assets	2,763	458
Goodwill and other intangible assets, net	12,648	13,488
Total other assets	320,495	329,809
Total assets	$664,590	655,476

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,998	88,397
Accrued expenses	35,382	35,847
Operating lease obligations, current portion	36,275	35,926
Finance lease obligations, current portion	4,069	3,960
Total current liabilities	167,724	164,130
Long-term liabilities:
Operating lease obligations, net of current portion	254,064	263,404
Finance lease obligations, net of current portion	41,156	43,217
Deferred income tax liabilities, net	8,671	10,471
Total long-term liabilities	303,891	317,092
Total liabilities	471,615	481,222
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,946,126 and 22,888,540 shares issued and outstanding at March 31, 2025 and September 30, 2024, respectively	23	23
Additional paid-in capital	61,509	60,327
Retained earnings	131,443	113,904
Total stockholders’ equity	192,975	174,254
Total liabilities and stockholders’ equity	$664,590	655,476

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2025	2024
Operating activities:
Net income	$23,039	15,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,838	15,153
Loss (gain) on impairment of long-lived assets and store closing costs	81	(3)
Loss on disposal of property and equipment	15	30
Share-based compensation	2,257	838
Deferred income tax benefit	(1,800)	(1,639)
Non-cash interest expense	2	9
Other	1	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(368)	1,358
Merchandise inventory	(4,102)	1,908
Prepaid expenses and other assets	(2,217)	423
Income tax receivable	—	30
Operating lease assets	16,787	16,661
(Decrease) increase in:
Operating lease liabilities	(16,974)	(16,768)
Accounts payable	4,650	3,883
Accrued expenses	(465)	(752)
Net cash provided by operating activities	36,744	36,847
Investing activities:
Acquisition of property and equipment	(16,040)	(22,183)
Acquisition of other intangibles	(152)	(371)
Proceeds from sale of property and equipment	44	3
Proceeds from property insurance settlements	268	41
Net cash used in investing activities	(15,880)	(22,510)
Financing activities:
Borrowings under revolving loans	314,200	293,800
Repayments under revolving loans	(314,200)	(282,400)
Repayments under term loan	—	(4,000)
Finance lease obligation payments	(1,951)	(1,706)
Dividends to shareholders	(5,500)	(27,306)
Payments of deferred financing costs	—	(18)
Payments on withholding tax for restricted stock unit vesting	(1,075)	(79)
Net cash used in financing activities	(8,526)	(21,709)
Net increase (decrease) in cash and cash equivalents	12,338	(7,372)
Cash and cash equivalents, beginning of period	8,871	18,342
Cash and cash equivalents, end of period	$21,209	10,970
Supplemental disclosures of cash flow information:
Cash paid for interest	$721	989
Cash paid for interest on finance lease obligations, net of capitalized interest of $108 and $199, respectively	964	961
Income taxes paid	7,328	6,466
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,653	5,353
Acquisition of other intangibles not yet paid	—	283
Lease assets obtained in exchange for new operating lease obligations	8,282	9,432
Lease assets obtained in exchange for new finance lease obligations	—	(45)

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation, amortization of software hosting arrangement (SaaS) implementation costs and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2025	2024	2025	2024
Net income	$13,101	7,961	23,039	15,716
Interest expense, net	750	1,177	1,673	2,071
Provision for income taxes	3,702	2,123	6,189	4,277
Depreciation and amortization	7,888	7,702	15,838	15,153
EBITDA	25,441	18,963	46,739	37,217
Impairment of long-lived assets and store closing costs	31	335	118	424
Share-based compensation	822	432	2,257	838
Amortization of SaaS implementation costs	1	—	1	—
Adjusted EBITDA	$26,295	19,730	49,115	38,479

EBITDA increased 34.2% to $25.4 million for the three months ended March 31, 2025 compared to $19.0 million for the three months ended March 31, 2024. EBITDA increased 25.6% to $46.7 million for the six months ended March 31, 2025 compared to $37.2 million for the six months ended March 31, 2024. EBITDA as a percentage of net sales was 7.6% and 6.2% for the three months ended March 31, 2025 and 2024, respectively. EBITDA as a percentage of net sales was 7.0% and 6.1% for the six months ended March 31, 2025 and 2024, respectively.

Adjusted EBITDA increased 33.3% to $26.3 million for the three months ended March 31, 2025 compared to $19.7 million for the three months ended March 31, 2024. Adjusted EBITDA increased 27.6% to $49.1 million for the six months ended March 31, 2025 compared to $38.5 million for the six months ended March 31, 2024. Adjusted EBITDA as a percentage of net sales was 7.8% and 6.4% for the three months ended March 31, 2025 and 2024, respectively. Adjusted EBITDA as a percentage of net sales was 7.4% and 6.3% for the six months ended March 31, 2025 and 2024, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment of long-lived assets, store closing costs and amortization of SaaS implementation costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.